Exhibit 10.12

CHANGE-IN-CONTROL AGREEMENT

THIS IS A CHANGE-IN-CONTROL AGREEMENT (the “Agreement”), dated as of January 21, 2011 (the “Effective Date”), between West Pharmaceutical, Services, Inc., a Pennsylvania corporation, (the “Company”) and Jeffrey C. Hunt (the “Executive”).

Background

The Board of Directors of the Company and the Compensation Committee of the Board have determined that it is in the best interests of the Company and its shareholders for the Company to make the following arrangements with the Executive.  These arrangements provide for compensation in the event the Executive should leave the employment of the Company under the circumstances described in this Agreement.

Agreement

In consideration of the Executive’s assuming the position of President, Pharmaceutical Packaging Systems, and the mutual covenants and agreements herein, and intending to be legally bound, the Company and the Executive agree as follows:

1.	Definitions. As used in this Agreement, the following terms will have the meanings set forth below:

(a)	An “Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person.

(b)
“Change in Control” means a change in control of a nature that would be required to be reported in response to Item 5.01 of a Current Report on Form 8-K as in effect on the date of this Agreement pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Act”), provided, that, without limitation, a Change in Control shall be deemed to have occurred if:

(i)	Any Person, other than:

(1)	the Company,

(2)	any Person who on the date hereof is a director or officer of the Company, or

(3)	a trustee or fiduciary holding securities under an employee benefit plan of the Company,

is or becomes the “beneficial owner,” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

(ii)
During any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

(iii)
The shareholders of the Company approve: (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition of all or substantially all of the Company’s assets; or (C) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization (collectively, a “Non-Control Transaction”), that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least 50% of the combined voting power of the voting securities of the Company (or the surviving entity, or an entity which as a result of the Non-Control Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) outstanding immediately after the Non-Control Transaction.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Constructive Termination” means the occurrence of any of the following events:

(i)
The Company requires the Executive to assume any duties inconsistent with, or the Company makes a significant diminution or reduction in the nature or scope of the Executive’s authority or duties from, those assigned to or held by the Executive on the Effective Date;

(ii)	A material reduction in the Executive’s annual salary or incentive compensation opportunities;

(iii)	A relocation of the Executive’s site of employment to a location more than 50 miles from the Executive’s site of employment on the Effective Date;

(iv)
The Company fails to provide the Executive with substantially the same fringe benefits that were provided to the Executive as of the Effective Date, or with a package of fringe benefits that, although one or more of such benefits may vary from those in effect as of the Effective Date, is substantially at least as beneficial to the Executive in all material respects as such fringe benefits taken as a whole; or

(v)	A successor of the Company does not assume the Company’s obligations under this Agreement, expressly or as a matter of law.

Notwithstanding the above, no Constructive Termination will be deemed to have occurred under any of the following circumstances:

(1)	the Executive will have consented in writing or given a written waiver to the occurrence of any of the events enumerated in clauses (i) through (v) above;

(2)
the Executive will have failed to give the Company written notice stating the Executive’s intention to claim Constructive Termination and the basis for that claim at least 10 days in advance of the effective date of the Executive’s resignation; or

(3)	The event constituting a Constructive Termination has been cured by the Company prior to the effective date of the Executive’s resignation.

(f)	“Payment” means

(i)	any amount due or paid to the Executive under this Agreement,

(ii)	any amount that is due or paid to the Executive under any plan, program or arrangement of the Company and any of its Subsidiaries, and

(iii)
any amount or benefit that is due or payable to the Executive under this Agreement or under any plan, program or arrangement of the Company and any of its Subsidiaries not otherwise covered under clause (i) or (ii) hereof which must reasonably be taken into account under section 280G of the Code and the Regulations in determining the amount of the “parachute payments” received by the Executive, including, without limitation, any amounts which  must be taken into account under the Code and Regulations as a result of (1)  the acceleration of the vesting of any option, restricted stock or other equity award granted under any equity plan of the Company or otherwise, (2) the acceleration of the time at which any payment or benefit is receivable by the Executive or (3) any contingent severance or other amounts that are payable to the Executive.

(g)	“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization.

(h)	“Regulations” means the proposed, temporary and final regulations under sections 4999, 280G or 409A of Code or any successor provisions thereto, as applicable.

(i)	“Retirement Plan” means the West Pharmaceutical Services, Inc. Employees’ Retirement Plan and any successor plan thereto.

(j)
“Savings/Deferred Comp Plan” means the Company’s 401(k) Plan, the Company’s Non-Qualified Deferred Compensation Plan for Designated Employees and any successor plans or other similar plans established from time to time that may allow executive officers to defer taxation of compensation.

(k)
“Separation from Service” is the date on which the Executive ceases to be employed by the Company or any of its Subsidiaries or Affiliates for any reason and, to the extent that section 409A of the Code applies to the Payments under this agreement, shall be the date that the Executive incurs a “separation from service” as defined in that Code section and the Regulations.

(l)	“Subsidiary” has the meaning ascribed to the term by section 425(f) of the Code.

2.	Termination Following a Change in Control.

(a)	Subject to Section 2(b), the Executive will be entitled to the benefits specified in Section 3 if,

(i)
at any time within two years after a Change in Control has occurred, a Separation from Service occurs due to: (A) an involuntary termination of employment by the Company other than by reason of continuous willful misconduct to the detriment of the Company,  or (B) as a result of the Executive’s resignation at any time following the Executive’s Constructive Termination, or

(ii)
The Company signs an agreement, the consummation of which would result in the occurrence of a Change in Control, and then, a Separation from Service occurs due to (A) an involuntary termination of employment by the Company other than by reason of continuous willful misconduct to the detriment of the Company, or  (B) the Executive’s resignation at any time following the Executive’s Constructive Termination occurring after the date of such agreement (and, if such agreement expires or is terminated prior to consummation, prior to the expiration or termination of such agreement).

(b)	The Executive will not be entitled to the benefits specified in Section 3 if:

(i)	the Executive’s employment terminates for any other reason, including, death, disability, voluntary resignation without a Constructive Termination or retirement under the Retirement Plan, or

(ii)	the Executive is in breach of any of the Executive’s obligations under this Agreement before or following a Separation from Service.

3.
Benefits Payable Upon Termination of Employment.  Following a Separation from Service due to a termination of employment described in Section 2(a), the Executive will be entitled to the following benefits:

(a)	Severance Compensation. the Executive will be entitled to severance compensation in an amount equal to three times the sum of

(i)	the Executive’s highest annual base salary rate in effect during the year of the termination of the Executive’s employment, plus

(ii)
the aggregate amount of the annual bonuses paid or payable to the Executive for the three fiscal years immediately preceding a Change in Control divided by the number of fiscal years as to which such bonuses were paid or payable;

provided, however, that if at any time before the third anniversary of a Separation from Service, the Executive either (x) elects retirement under the Retirement Plan, or (y) reaches normal retirement age under the Retirement Plan, if the Executive had remained employed by the Company, then the Executive’s severance compensation under this Section 3(a) will be reduced by an amount equal to the product obtained by multiplying such severance compensation by a fraction the numerator of which is the number of days elapsed from the Separation from Service until the date on which either of the events described in clauses (x) or (y) first occurs, and the denominator of which is 1095.

Except as set forth in Section 3(e), the severance compensation paid hereunder will not be reduced to the extent of any other compensation for the Executive’s services that the Executive receives or is entitled to receive from any other employment consistent with the terms of this Agreement.

(b)	Equivalent of Vested Savings/Deferred Comp Plan Benefit. The Company will pay to the Executive the difference, if any, between

(i)
the benefit the Executive would be entitled to receive under the Savings/Deferred Comp Plan if the Company’s contributions to the Savings/Deferred Comp Plan were fully vested upon the Separation from Service, and

(ii)	the benefit the Executive is entitled to receive under the terms of the Savings/Deferred Comp Plan upon the Separation from Service.

Any such benefit will be payable at such time and in such manner as benefits are payable to the Executive under the Savings/Deferred Comp Plan.

(c)
Unvested Equity Awards.  All stock options, other equity-based awards and shares of the Company’s stock granted or awarded to the Executive pursuant to any Company compensation or benefit plan or arrangement, but which are unvested, will vest immediately upon the Separation from Service. The provisions of this Section 3(c) will supersede the terms of any such grant or award made to the Executive under any such plan or arrangement to the extent there is an inconsistency between the two.

(d)
Employee and Executive Benefits.  The Executive will be entitled to a continuation of all hospital, medical, dental, and similar insurance benefits not otherwise addressed in this Agreement in the same manner and amount to which the Executive was entitled on the date of a Change in Control or on the date of Constructive Termination of the Executive’s employment (whichever benefits are more favorable to the Executive) until the earlier of:

(i)	a period of 36 months after the Separation from Service,

(ii)	the Executive’s retirement under the Retirement Plan, or

(iii)	the Executive’s eligibility for similar benefits with a new employer.

Assistance in finding new employment will be made available to the Executive by the Company if the Executive so requests.  Upon the Separation from Service, Company cars must be returned to the Company.

(e)
No Duplication of Payments.  If Executive is entitled to receive any Payment under this Agreement, he shall not also be entitled to receive severance payments under section 3 of that certain Severance and Non-Competition Agreement, dated as of June 15, 2010, between the Company and Executive (the “Non-Competition Agreement”), and the Non-Competition Agreement is amended to that effect.

4.	Excise Tax Limitation.

(a)
Limitation.  Notwithstanding any other provisions of this Agreement to the contrary, in the event that any Payments received or to be received by the Executive in connection with the Executive’s employment with the Company (or termination thereof) under this Agreement or otherwise would subject the Executive to the excise tax (plus any related interest and penalties) imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), and if the net-after tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) that the Executive would receive with respect to such payments or benefits does not exceed the net-after tax amount the Executive would receive if the amount of such payment and benefits were reduced to the maximum amount which could otherwise be payable to the Executive without the imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax, (i) such cash Payments shall first be reduced (if necessary, to zero), then (ii) all non-cash Payments (other than those relating to equity and incentive plans) shall next be reduced (if necessary, to zero, and finally (iii) all other non-cash Payments relating to equity and incentive plans shall be reduced.

(b)
Determination of Application of the Limitation.  Subject to the provisions of Section 4(c), all determinations required under this Section 4 shall be made by the accounting firm that was the Company’s independent auditors immediately prior to the Change in Control (or, in default thereof, an accounting firm mutually agreed upon by the Company and the Executive) (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Executive and the Company within fifteen days of the Change in Control, the Separation from Service or any other date reasonably requested by the Executive or the Company on which a determination under this Section 4 is necessary or advisable.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Company shall cause the Accounting Firm to provide the Executive with an opinion that the Accounting Firm has substantial authority under the Code and Regulations not to report an Excise Tax on the Executive’s federal income tax return.  Any determination by the Accounting Firm shall be binding upon the Executive and the Company.

(c)
Procedures.  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in Payments that would be less on an after-tax basis than had those payments been limited under Section 4(a).  Such notice shall be given as soon as practicable after the Executive knows of such claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid.  the Executive agrees not to pay the claim until the expiration of the thirty-day period following the date on which the Executive notifies the Company, or such shorter period ending on the date the Taxes with respect to such claim are due (the “Notice Period”).  If the Company notifies the Executive in writing prior to the expiration of the Notice Period that it desires to contest the claim, the Executive shall:  (i) give the Company any information reasonably requested by the Company relating to the claim; (ii) take such action in connection with the claim as the Company may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to the Executive; (iii) cooperate with the Company in good faith in contesting the claim; and (iv) permit the Company to participate in any proceedings relating to the claim.  The Executive shall permit the Company to control all proceedings related to the claim and, at its option, permit the Company to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim.  If requested by the Company, the Executive agrees either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination  before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and pursue a refund, the Company shall advance the amount of such payment to the Executive on an after-tax and interest-free basis (the “Advance”).  The Company’s control of the contest related to the claim shall be limited to the issues related to the Payments and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or other taxing authority.  The Advance or other payments and the reimbursement of any related costs, expenses or taxes payable under this Section 4(c) and/or Section 4(e) shall be made on or before the end of the Executive’s taxable year following the taxable year in which any additional taxes are payable by the Executive or if no additional taxes are payable the Executive’s taxable year following the taxable year in which the audit or litigation is closed.  Notwithstanding the above, to the extent required to avoid the penalty taxes and interest payable under section 409A of the Code, if the Executive is a “specified person” within the meaning of that Code section, the Advance shall be delayed until the date that is six months following the Separation from Service.

(d)
Repayments.  If, after receipt by the Executive of an Advance, the Executive becomes entitled to a refund with respect to the claim to which such Advance relates, the Executive shall pay the Company the amount of the refund (together with any interest paid or credited thereon after Taxes applicable thereto).  If, after receipt by the Executive of an Advance, a determination is made that the Executive shall not be entitled to any refund with respect to the claim and the Company does not promptly notify the Executive of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by the Executive.

(e)
Further Assurances.  The Company shall indemnify the Executive and hold the Executive harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities (“Losses”) incurred by the Executive with respect to the exercise by the Company of any of its rights under this Section 4, including, without limitation, any Losses related to the Company’s decision to contest a claim or any imputed income to the Executive resulting from any Advance or action taken on the Executive’s behalf by the Company hereunder.  Subject to the last sentence of Section 4(c), the Company shall pay all legal fees and expenses incurred under this Section 4 and shall promptly reimburse the Executive for the reasonable expenses incurred by the Executive in connection with any actions taken by the Company or required to be taken by the Executive hereunder.  The Company shall also pay all of the fees and expenses of the Accounting Firm, including, without limitation, the fees and expenses related to the opinion referred to in Section 4(b).

5.
Payment of Severance Compensation.  The severance compensation set forth in Section 3(a) will be payable in 36 equal monthly installments commencing on the first day of the month following the month in which the Separation from Service occurs.  Notwithstanding the above, in the event that the Executive is a “specified employee” within the meaning of Code section 409A, the first six monthly installments shall be paid in a lump sum on the first day of the month following or coincident with the date that is six months following the Separation from Service and all remaining monthly installments shall be paid monthly.

6.	Legal Fees. The Company will pay all legal fees and expenses which the Executive may incur as a result of the Company’s contesting the validity or enforceability of this Agreement.

7.
Payments Final.  In the event of a termination of the Executive’s employment under the circumstances described in this Agreement, the arrangements provided for by this Agreement, and any other agreement between the Company and the Executive in effect at that time and by any other applicable plan of the Company in which the Executive then participates, will constitute the entire obligation of the Company to the Executive, and performance of that obligation will constitute full settlement of any claim that the Executive might otherwise assert against the Company on account of such termination. The Company’s obligation to pay the Executive under this Agreement will be absolute and unconditional and will not be affected by any circumstance, including without limitation, any set-off, counterclaim, defense or other rights the Company may have against the Executive or anyone else as long as the Executive is not in beach of the Executive’s obligations under this Agreement.

8.
Non-Competition and Confidentiality.  Executive’s obligations under any Confidentiality and Non-Disclosure Agreements with the Company and his Non-Compete Agreement (collectively, the “Material Ancillary Agreements”) are hereby affirmed.  A breach of any Material Ancillary Agreements is a breach of this Agreement and all Payments and obligations of the Company under this Agreement shall cease in the event of the breach of those Material Ancillary Agreements.  The Executive acknowledges that a breach of the covenants contained in the Material Ancillary Agreements and incorporated by reference into this Agreement will cause the Company immediate and irreparable harm for which the Company’s remedies at law (such as money damages) will be inadequate. The Company shall have the right, in addition to any other rights it may have, to obtain an injunction to restrain any breach or threatened breach of such agreements. The Company may contact any Person with or for whom the Executive works after the Executive’s employment by the Company ends and may send that Person a copy of those agreements and/or this Agreement.  In consideration of the benefit of having the protection afforded by this Agreement, the Executive agrees that the provisions of the Material Ancillary Agreements apply to the Executive, and the Executive will be bound by them, whether or not a Change in Control occurs or the Executive actually receives the benefits specified in Section 3.

9.
Duration of Agreement.  This Agreement commences on the Effective Date and will continue until terminated as provided in this Section.  This Agreement may be terminated only under the following circumstances:

(i)	At any time by the mutual written consent of the Executive and the Company; and

(ii)
By the Company at the end of each successive two-year period commencing on the Effective Date by giving the Executive written notice at least one year in advance of such termination, except that such termination and written notice will not be effective unless the Executive will be employed by the Company on the Separation from Service.

10.
Notices.  Each party giving or making notice, request, demand or other communication (each, a “Notice”) under this Agreement shall give the Notice in writing and use one of the following methods of delivery: personal delivery, registered or certified mail with return receipt requested, nationally recognized overnight courier, fax or e-mail.  Such Notice shall be addressed to the last address provided by the party receiving Notice.  Notices are not effective unless compliant with this Section and provided within the timeframes required in this Agreement.

11.	Miscellaneous.

(a)
This Agreement will be binding upon and inure to the benefit of the Executive, the Executive’s personal representatives and heirs and the Company and any successor of the Company, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive.

(b)
Should any provision of this Agreement be adjudged to any extent invalid by any competent tribunal, that provision will be deemed modified to the extent necessary to make it enforceable. The invalidity or unenforceability of any provision of this Agreement (or the Material Ancillary Agreements) shall in no way affect the validity or enforceability of any other provision hereof.

(c)	This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(d)
This Agreement together with the Material Ancillary Agreements constitutes the entire agreement and understanding between the Company and the Executive with respect to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings between the Company and the Executive with respect to such matters.

(e)	This Agreement may be executed in one or more counterparts, which together shall constitute a single agreement.

[REMAINDER INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

WEST PHARMACEUTICAL SERVICES, INC.

/s/ Jeffrey C. Hunt	By: /s/ Donald E. Morel, Jr., Ph.D.
JEFFREY C. HUNT	Donald E. Morel, Jr., Ph.D.
Chairman and Chief Executive Officer